SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Sterling Financial Corporation

(Name of Registrant as Specified In Its Charter)

Sterling Financial Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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March 26, 2002

Dear Fellow Shareholder:

     It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Sterling Financial Corporation. The Annual Meeting will be held on Tuesday, April 23, 2002, at 10:00 a.m., at the Spokane Agricultural Trade Center.

     The formal Notice of Annual Meeting of Shareholders and the Proxy Statement are attached and describe the proposals to be voted on at the Annual Meeting. The Board of Directors believes the proposals are in the best interests of Sterling and its Shareholders and, accordingly, recommends that you vote “FOR” each of the proposals.

     It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

     Your continued support is sincerely appreciated.

Sincerely,

Harold B. Gilkey Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Sterling Financial Corporation (“Sterling”) will be held in the Conference Theater of the Agricultural Trade Center (located in the Spokane Convention Center), 334 West Spokane Falls Boulevard, Spokane, Washington, on Tuesday, April 23, 2002, at 10:00 a.m., local time, for the following purposes:

1.	To elect three Directors of Sterling for terms ending in the year 2005;

2.	To ratify the appointment of BDO Seidman, LLP as the independent public accountants for Sterling for 2002; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     All of these proposals are more fully described in the Proxy Statement, which follows. Only Shareholders of record at the close of business on February 26, 2002 will be entitled to vote at the Annual Meeting. As of February 26, 2002, there were 10,564,408 shares of Common Stock outstanding.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors,

NED M. BARNES Secretary

Spokane, Washington
March 26, 2002

PROXY STATEMENT

Annual Meeting of Shareholders

To be held April 23, 2002

General

     This Proxy Statement is being furnished to Shareholders in connection with the solicitation by the Board of Directors of Proxies to be used at the upcoming Annual Meeting of Shareholders to be held on April 23, 2002 (and any adjournments thereof, the “Annual Meeting”). This Proxy Statement and the accompanying form of proxy (the “Proxy”), the Notice of Annual Meeting of Shareholders (the “Notice”) and the Annual Report to Shareholders are being mailed to Shareholders on or about March 26, 2002. Unless the context clearly suggests otherwise, references in this Proxy Statement to Sterling include its subsidiaries.

     Holders of Common Stock of Sterling are requested to complete, sign and date the accompanying Proxy and return it promptly in the enclosed postage-paid envelope.

Time and Place of Annual Meeting

     The Annual Meeting will be held on Tuesday, April 23, 2002 at 10:00 a.m. in the Conference Theater of the Agricultural Trade Center (located in the Spokane Convention Center), 334 West Spokane Falls Boulevard, Spokane, Washington.

Record Date

     The Board of Directors of Sterling has fixed February 26, 2002 as the record date (the “Record Date”) for the determination of Shareholders of Sterling who are entitled to receive notice of and to vote at the Annual Meeting.

Voting and Revocability of Proxies

     Shares represented by properly executed proxies will be voted in accordance with the instructions thereon. Persons named in the Proxy to represent Shareholders at the Annual Meeting are Harold B. Gilkey and William W. Zuppe. In the absence of specific instructions, proxies will be voted for Items 1 and 2 and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the commencement of the Annual Meeting by the filing with the Secretary of Sterling of a written notice of revocation or of a duly executed Proxy bearing a later date. All such notices of revocation or Proxies should be mailed to the Secretary of Sterling in care of Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201, not less than four business days prior to the Annual Meeting. After this time, all such notices of revocation or Proxies should be personally delivered to the Secretary or the Assistant Secretary of Sterling in the meeting room on the day of the Annual Meeting prior to the commencement of the Annual Meeting. Attendance or voting at the Annual Meeting will not, in and of itself, constitute revocation of a Proxy. If your shares of Common Stock are held in the name of a bank, broker or other holder of record, you must obtain a Proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Voting Shares and Requirements

     As of the Record Date, there were 10,564,408 shares of Common Stock of Sterling, par value $1.00 per share (the “Common Stock”), outstanding. Each share of Sterling’s Common Stock outstanding on the Record Date is entitled to one vote on each matter properly submitted at the Annual Meeting. Shares of Common Stock can be voted only if the owner of record is present to vote or is represented by Proxy at the Annual Meeting. The holders of a majority of the shares of Common Stock outstanding on the Record Date, present in person or represented by Proxy, shall constitute a quorum. The nominees for election as Directors who receive the largest number of votes cast at the Annual Meeting will be elected Directors. The affirmative vote by the holders of the majority of the Common Stock present in person or represented by Proxy and entitled to vote is required to approve other matters to be acted upon at the Annual Meeting.

     Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal. Abstentions and broker “non-votes” will not be included in the total of votes cast and will not affect the outcome of the vote.

Solicitation of Proxies

     The cost of the solicitation of Proxies will be borne by Sterling. Sterling will, upon request, reimburse persons holding stock for others for their reasonable expenses in sending proxy materials to their principals and obtaining their Proxies. In addition to solicitation by mail, Proxies may be solicited in person or by telephone, telefax or other types of communications by Directors, Officers and Employees of Sterling or others, without additional compensation.

Recommendation of the Board of Directors

     The Board of Directors of Sterling believes the proposals described herein are in the best interests of Sterling and its Shareholders and, accordingly, recommends that the Shareholders vote “FOR” each of the proposals listed in the Notice.

PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors currently consists of nine Directors who are divided into three classes. The members of each class serve three-year terms, and one class is elected annually. Upon the recommendation of the Nominating Committee, the Board of Directors has nominated the three individuals listed below for election as Directors to serve terms of three years ending at the Annual Meeting of Shareholders of Sterling in the year 2005 or when their respective successors have been duly elected and qualified. The nominees are:

Harold B. Gilkey Thomas H. Boone Robert E. Meyers

     Sterling has no reason to believe that any of the nominees will be unable to serve; however, should any nominee become unable to serve as a Director for any reason, the Board of Directors shall designate a substitute nominee. Unless instructions to the contrary are specified in the Proxy, Proxies will be voted in favor of the three persons who have been nominated by the Board of Directors. Sterling expects each nominee for election as a Director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve if elected, Proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

The Board of Directors recommends that Shareholders
vote “FOR” the nominees

BOARD OF DIRECTORS OF STERLING FINANCIAL CORPORATION

HAROLD B. GILKEY

     Mr. Gilkey, 62, has served as Chairman of the Board and Chief Executive Officer of Sterling since its inception and as Chairman of the Board and Chief Executive Officer of Sterling Savings Bank (“Sterling Savings”) since 1981. Mr. Gilkey co-founded Sterling Savings in 1981. Additionally, he is Chairman of the Board of INTERVEST-Mortgage Investment Company (“INTERVEST”), Action Mortgage Company (“Action Mortgage”) and Harbor Financial Services, Inc. (“Harbor Financial”), subsidiaries of Sterling Savings. Mr. Gilkey brought to Sterling Savings over 19 years of commercial and mortgage banking experience. He served as President of Bancshares Mortgage Company of Spokane, Washington, and Senior Vice President of Old National Bank of Spokane, Washington. Prior to this, Mr. Gilkey was employed by Bank of America for 12 years. Mr. Gilkey is a past Director of the Washington Savings League and a member of the Savings Association Insurance Fund Industry Advisory Committee, an advisory committee of the FDIC. Mr. Gilkey received his degree in Business Administration from the University of Montana in 1962 and his Master of Business Administration degree from the University of Southern California in 1970. If reelected, his term will expire in 2005.

WILLIAM W. ZUPPE

     Mr. Zuppe, 60, has served as Director, President and Chief Operating Officer of Sterling since its inception and as Director, President and Chief Operating Officer of Sterling Savings since 1981. Mr. Zuppe co-founded Sterling Savings in 1981. Mr. Zuppe is also Vice President and serves as a Director of INTERVEST, Action Mortgage and Harbor Financial. Mr. Zuppe brought to Sterling Savings 18 years of mortgage lending experience as Vice President of Bancshares Mortgage Company and Manager of Loan Administration of Sherwood & Roberts, Inc. of Walla Walla, Washington, a mortgage banking company. Mr. Zuppe is past Chairman of the Washington Savings League Board of Directors and past member of the Federal Reserve Board — Thrift Institutions Advisory Council. He is currently serving on America’s Community Banker’s Board as Vice-Chairman. His term expires in 2003.

NED M. BARNES

     Mr. Barnes, 65, has served as Secretary and a Director of Sterling since its inception and as Secretary of Sterling Savings since 1981 and a Director since 1983. Mr. Barnes is also Secretary and serves as a Director of INTERVEST and Action Mortgage and serves as a Director of Harbor Financial. Mr. Barnes is a Principal in the law firm of Witherspoon, Kelley, Davenport & Toole, P.S. of Spokane, Washington, which he joined in 1965. Mr. Barnes’ law practice emphasizes the areas of real estate and corporate law. He is a Director of the Spokane Community Mental Health Center. Mr. Barnes graduated from the University of Minnesota in 1958, earning a degree in Business Administration. He received his Juris Doctorate from the University of Washington in 1961. His term expires in 2004.

RODNEY W. BARNETT

     Mr. Barnett, 58, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1981. He is a Principal and General Manager of Carr Sales Company, an electrical supply firm in Spokane, Washington. Mr. Barnett is also a past Director of the National Association of Electrical Distributors and is a past Chairman of the Inland Empire Chapter of that Association. He is currently on the Board of Directors of the Inland Empire Automobile Association (“AAA”). His term expires in 2003.

THOMAS H. BOONE

     Mr. Boone, 61, has served as a Director of Sterling since 2000 and as a Director of Sterling Savings since 1998. Mr. Boone is an attorney and shareholder in the law firm of Boone Karlberg, P.C. of Missoula, Montana. He is a past member and Past President of the Missoula YMCA Board of Directors and the Western Montana Bar Association, a member of the Board of Community Advisors for Missoula Youth Homes, a Director and President of the Missoula County Scholarship Fund, a Director and Treasurer of the Missoula Symphony Association and a member of Board of Visitors for University of Montana School of Law. Mr. Boone graduated from Harvard College and received his Juris Doctorate from Harvard Law School. Mr. Boone was a member of the Board of Directors of Big Sky Bancorp, Inc., which merged with Sterling in November 1998. If reelected, his term will expire in 2005.

JAMES P. FUGATE

     Dr. Fugate, 69, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1989. He is the retired Superintendent of Auburn School District No. 408. Dr. Fugate is a former Director of Central Evergreen Savings & Loan Association. He is on the Board of Governors of the Auburn Regional Medical Center and serves as the Chairman of the Board. He also is a partner in the ownership of the Auburn Racquetball Club and serves as the President of its Board of Directors. His term expires in 2004.

ROBERT D. LARRABEE

     Mr. Larrabee, 66, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1983. Mr. Larrabee is the owner of Merchant Funeral Home in Clarkston, Washington. He is also a former Director of Laurentian Capital Corporation, a former Director of Lewis and Clark Savings & Loan Association and a past President of the Board of Regents of the University of Washington. His term expires in 2004.

ROBERT E. MEYERS

     Dr. Meyers, 75, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1983. He is a retired dentist from Clarkston, Washington. Dr. Meyers is a former Director of Lewis and Clark Savings & Loan Association. If reelected, his term will expire in 2005.

DAVID O. WALLACE

     Mr. Wallace, 63, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1981. He is the owner of Startup Business Planning. Mr. Wallace is a Past Chairman of the Citizens Advisory Council for School District No. 81 in Spokane, Washington. His term expires in 2003.

Compensation of Directors

     Directors of Sterling are paid an annual fee of $2,500 plus a fee, which is currently $750, for every meeting attended. Each of the Directors of Sterling also serves as a Director of Sterling Savings for the same term. Directors of Sterling Savings are paid an annual fee of $2,500 plus a fee, which is currently $1,000, for every meeting attended. Additionally, Directors who also serve as Directors of the subsidiaries of Sterling Savings receive a fee, which is currently $250, for each meeting attended. Directors receive reimbursement for travel and other expenses incurred in connection with Board business.

     Non-Employee Directors of Sterling also receive annual grants of non-qualified stock options. Such options have an exercise price equal to the fair market value of the Common Stock on the date of grant and generally expire ten years from the date of grant. In the event that a Non-Employee Director is removed from office for cause, all options granted to such Non-Employee Director pursuant to the automatic grants of non-qualified stock options described above will expire immediately upon such removal.

     Attendance at Meetings. The Board of Directors of Sterling held 12 meetings during 2001. The Board of Directors of Sterling Savings also held 12 meetings during 2001. The Boards of Directors for all Sterling Savings subsidiaries held an aggregate of 41 meetings during 2001. Aggregating for each incumbent Director (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board on which each Director served, each member of Sterling’s Board of Directors attended more than 83.3% of such meetings. The total combined attendance at all meetings by the incumbent Directors was 94.4%.

Committees of the Board of Directors

     The Boards of Directors of Sterling and Sterling Savings have established standing Personnel and Audit Committees. Sterling has established a Nominating Committee.

     The Personnel Committees review and make recommendations to the Boards of Directors with respect to personnel policies that include, but are not limited to, officer and employee salaries and benefits. The Committees held four meetings during 2001 and currently consist of Directors Larrabee (Chairman), Fugate and Meyers.

     The Audit Committees oversee the financial reporting process and internal controls of Sterling and Sterling Savings. The Committees consult with the internal auditor, Sterling’s independent auditors and management regarding internal accounting controls, the annual audit and regulatory examinations. The Committees held four meetings during 2001 and currently consist of Directors Barnett (Chairman), Boone, Meyers and Wallace.

     The Nominating Committee is responsible for recruiting and recommending candidates for membership to the Board of Directors and for making recommendations concerning the structure and membership of the committees of the Board of Directors. The Committee held one meeting during 2001 and currently consists of Directors Ned Barnes, James Fugate and Robert Larrabee.

EXECUTIVE OFFICERS

     In addition to Messrs. Gilkey, Zuppe and Barnes, the Executive Officers of Sterling and its subsidiaries are David P. Bobbitt, Heidi B. Stanley, Daniel G. Byrne, Stephen L. Page, John M. Harlow, Stanton C. Parrish and James L. Kirschbaum. Each Executive Officer has held his or her present position for the past five years unless otherwise stated.

DAVID P. BOBBITT

     Mr. Bobbitt, 53, serves as Executive Vice President-Community Banking of Sterling Savings. He joined Sterling Savings in March of 1996. Before joining Sterling Savings, Mr. Bobbitt was employed by West One Bank for 26 years. He serves as a Director of the Pacific Coast Banking School. He is an Advisory Director of the College of Business and Economics at the University of Idaho. He is a member of the Idaho Bankers Association Legislative Council. He also serves as the Chairman of the North Idaho Fair Board. Mr. Bobbitt is a graduate of North Idaho College, the Pacific Coast Banking School and Harvard University’s Advanced Management Program.

HEIDI B. STANLEY

     Ms. Stanley, 45, serves as Executive Vice President-Corporate Administration of Sterling Savings Bank. She joined Sterling in 1985. Prior to joining Sterling, Ms. Stanley was employed by IBM in San Francisco, California and Tucson, Arizona. She is Chair-elect of the Board of the Association of Washington Business (AWB); Vice-Chair of the Board of Washington Public Affairs Network (TVW);

Secretary/Treasurer of the Board of Spokane Focus 21; Secretary/Treasurer of the Board of Spokane Intercollegiate Research and Technology Institute (SIRTI). She also serves on the Boards of College of Business and Economics at WSU and the Spokane Higher Education Leadership Group. Ms. Stanley graduated from Washington State University in 1979 with a degree in Business Administration.

DANIEL G. BYRNE

     Mr. Byrne, 47, has served as Chief Financial Officer, Senior Vice President-Finance, Treasurer and Assistant Secretary of Sterling since its inception. He also serves in the same capacities with Sterling Savings, which he joined in 1983. Mr. Byrne is also the Assistant Secretary and Treasurer of INTERVEST and Action Mortgage and the Secretary and Treasurer of Harbor Financial. Before joining Sterling, Mr. Byrne was employed by with the accounting firm of Coopers & Lybrand in Spokane, Washington. He is a past Lieutenant Governor of Kiwanis International, a member of the Board of Trustees for Gonzaga Preparatory School, a member of the Board of Directors of Spokane Community Mental Health and a member of the Parish Council of St. Thomas More Church. Mr. Byrne is a certified public accountant and graduated from Gonzaga University in 1977 with a degree in accounting.

STEPHEN L. PAGE

     Mr. Page, 53, serves as Senior Vice President-Credit Management of Sterling Savings. He joined Sterling Savings in 1983. Prior to 1983, Mr. Page was employed by Kiemle & Hagood Company of Spokane, Washington as a Property Management Leasing Officer. He is a Director of the Educational Loan Foundation, and serves as Chairman of the Fair Lending/CRA Committee of the Washington Savings League. Mr. Page graduated from the University of Utah in 1970 and received a Master of Business Administration degree from the University of New Mexico in 1973.

JOHN M. HARLOW

     Mr. Harlow, 59, serves as Vice President of Sterling Savings and President and Director of INTERVEST. He joined Sterling Savings in 1987. Mr. Harlow was formerly the President of the Mortgage Banking Division of Moore Financial Services of Portland, Oregon, Senior Vice President of Income Property Lending for Bancshares Mortgage Company of Spokane, Washington and Vice President/Regional Manager for I.D.S. Mortgage Company in Northern California. Mr. Harlow graduated from the University of Illinois in 1965, is a Certified Mortgage Banker, and is past President of the Oregon Mortgage Bankers Association.

JAMES L. KIRSCHBAUM

     Mr. Kirschbaum, 61, serves as Vice President of Sterling Savings and President and Chief Operating Officer of Action Mortgage Company. He joined Sterling Savings in October 2001. Mr. Kirschbaum was formerly Executive Vice President of Source Capital Corporation in Spokane, Washington. He is a member of the Mortgage Bankers Association of America and a Past President of both the Seattle and Washington State Mortgage Bankers Associations, as well as a member of the Washington State Investment Board, the Urban Land Institute and Past President of the United Way of Spokane County. Mr. Kirschbaum is a graduate of the Stanford University Executive Program and the recipient of an Honorary Masters Degree from Eastern Washington University’s College of Business.

STANTON C. PARRISH

     Mr. Parrish, 51, serves as Vice President of Sterling Savings and President and Director of Harbor Financial. He joined Sterling Savings in 1983. Prior to 1983, Mr. Parrish was employed by Western Savings Association of Portland, Oregon. He serves on the Board of Directors for the Inland Northwest Big Brothers and Sisters and the YMCA. Mr. Parrish is a 1972 graduate of Washington State University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

     The following table sets forth, as of December 31, 2001, information about the only known beneficial owners of more than five percent of Sterling’s Common Stock. The following information is based solely on statements filed with the Securities and Exchange Commission (the “SEC”) or other information that Sterling believes to be reliable.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class

Private Capital Management(1)	945,907	8.97
2015 Spring Road, Suite 290 Oak Brook, IL. 60523

Westport Asset Management, Inc.(2)	943,426	8.90
253 Riverside Avenue Westport, CT. 06880-4816

Dimensional Fund Advisors, Inc.(3)	737,273	6.99
1299 Ocean Avenue, 11th Floor Santa Monica, CA. 90401

(1)	Based on Schedule 13G filed on February 19, 2002 by Private Capital Management, which states that it has shared voting and dispositive power as to 915,657 shares and sole voting and dispositive as to 30,250 shares.

(2)	Based on Schedule 13G filed on February 14, 2002 by Westport Asset Management, Inc., which states that it has shared voting and dispositive power as to 620,972 shares and sole voting and dispositive power as to 322,454 shares.

(3)	Based on Schedule 13G filed on February 12, 2002 by Dimensional Fund Advisors, Inc., which states that it has sole voting and dispositive power as to 737,273 shares.

     The following table sets forth, as of January 31, 2002, information concerning the beneficial ownership of Sterling Common Stock by each Director and Executive Officer named in the Summary Compensation Table and by all Directors and Executive Officers as a group.

	Amount and Nature
Name of	of Beneficial		Percent
Beneficial Owner	Ownership		of Class

Ned M. Barnes	35,612	(1)	*
Rodney W. Barnett	31,134	(2)	*
David P. Bobbitt	37,002	(3)	*
Thomas H. Boone	38,053	(4)	*
James P. Fugate	17,533	(5)	*
Harold B. Gilkey	252,317	(6)	2.43
John M. Harlow	49,452	(7)	*
Robert D. Larrabee	26,345	(5)	*
Robert E. Meyers	44,807	(5)	*
Heidi B. Stanley	55,454	(8)	*
David O. Wallace	19,057	(9)	*
William W. Zuppe	170,351	(10)	1.62
All Directors and Executive Officers as a Group (17 persons)	923,898	(11)	8.80

*	Less than 1%

(1)	Includes 1,537 shares as to which Mr. Barnes has shared voting and investment power, 17,817 shares held in a self-directed profit-sharing plan and 13,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2002. Excludes 1,610 shares owned by the law firm of which Mr. Barnes is a principal, as to which shares Mr. Barnes disclaims beneficial ownership.

(2)	Includes 7,135 shares owned by a profit-sharing plan, of which Mr. Barnett is the principal administrator and as to which shares he disclaims beneficial ownership, and 13,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2002.

(3)	Includes 30,900 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2002 and 3,682 shares held for Mr. Bobbitt’s individual account under the Sterling Savings Bank Employee Savings Plan (the “Savings Plan”). Excludes 5,333 shares held by Sterling’s Deferred Compensation Plan and 1,093 shares (as of December 31, 2001) held by the Savings Plan for the benefit of Mr. Bobbitt, as to which shares Mr. Bobbitt disclaims beneficial ownership.

(4)	Includes 10,975 shares owned by a profit-sharing plan, as to which shares Mr. Boone disclaims beneficial ownership, and 10,134 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2002.

(5)	Includes 13,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2002. Excludes 298,163 shares held by Sterling’s Deferred Compensation Plan, which is administered by Sterling’s Personnel Committee of which this Director is a member, as to which shares this Director disclaims beneficial ownership.

(6)	Includes 139,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2002 and 8,534 shares held for Mr. Gilkey’s individual account under the Savings Plan. Excludes 126,790 shares held by Sterling’s Deferred Compensation Plan and 4,905 shares (as of December 31, 2001) held by the Savings Plan for the benefit of Mr. Gilkey, as to which shares Mr. Gilkey disclaims beneficial ownership.

(7)	Includes 37,900 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2002 and 937 shares held for Mr. Harlow’s individual account under the Savings Plan. Excludes 23,262 shares held by Sterling’s Deferred Compensation Plan and 3,020 shares (as of December 31, 2001) held by the Savings Plan for the benefit of Mr. Harlow, as to which shares Mr. Harlow disclaims beneficial ownership.

(8)	Includes 35,800 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2002, and 3,935 shares held for Ms. Stanley’s individual account under the Savings Plan. Excludes 21,755 shares held by Sterling’s Deferred Compensation Plan and 2,680 shares (as of December 31, 2001) held by the Savings Plan for the benefit of Ms. Stanley, as to which shares Ms. Stanley disclaims beneficial ownership.

(9)	Includes 13,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2002.

(10)	Includes 134,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2002 and 9,433 shares held for Mr. Zuppe’s individual account under the Savings Plan. Excludes 86,386 shares held by Sterling’s Deferred Compensation Plan and 4,601 shares (as of December 31, 2001) held by the Savings Plan for the benefit of Mr. Zuppe, as to which shares Mr. Zuppe disclaims beneficial ownership.

(11)	Includes 542,710 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2002 and 41,672 shares held in individual accounts under the Savings Plan. Excludes 298,163 shares held by Sterling’s Deferred Compensation Plan and 24,090 shares (as of December 31, 2001) held by the Savings Plan for the benefit of members of the group, as to which shares such members disclaim beneficial ownership.

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     Sterling seeks to promote a strong pay-for-performance culture by aligning compensation with Sterling’s performance. Sterling’s Board of Directors believes that compensation should:

•	relate to the value created for Shareholders by being directly tied to the financial performance and condition of Sterling and each Executive Officer’s contribution thereto;

•	reward individuals who help Sterling achieve its short-term and long-term objectives and thereby contribute significantly to the success of Sterling;

•	help to attract and retain the most qualified individuals available by being competitive in terms of compensation paid to persons having similar responsibilities and duties in other companies in the same and closely-related industries; and

•	reflect the qualifications, skills, experience and responsibilities of each Executive Officer.

     The Personnel Committee, which is composed of three nonemployee Directors, administers the compensation of the Chief Executive Officer (the “CEO”) and the other Executive Officers of Sterling and its subsidiaries (“Executive Officers”), subject to review and appropriate approval of Sterling’s Board of Directors.

     In determining executive compensation, Sterling uses peer group comparisons as part of its overall analysis. The Personnel Committee believes that companies operating in the banking and financial services industries are appropriate to include in its compensation analysis. Additionally, the Personnel Committee is advised from time to time by outside compensation consultants on its compensation policies.

     Several factors are used to measure the performance of Sterling and its Executive Officers. In order to measure corporate financial and operating results, the Personnel Committee examines Sterling’s return on equity and its earnings per share as compared to the performance of peers. Individual performance measures are designed to be reasonably attainable, under the immediate influence of the executive and related to the success of the individual.

Components of Compensation

     At present, the executive compensation program is comprised of base salary, annual cash incentive compensation, long-term compensation in the form of deferred compensation and stock options and benefits typically offered to executives of similar corporations.

     Base Salary. In establishing the base salaries of the CEO and the other Executive Officers, the Personnel Committee examines competitive peer group surveys and data in order to determine whether compensation is competitive with that offered by other companies in the banking and financial services industries. The Personnel Committee looks primarily at companies that are similar in terms of their size and the complexity of their operations. The Personnel Committee also takes into account Sterling’s financial and operating performance as compared with the industry as a whole and considers the diverse skills required of its executive management to expand its operations while maintaining good performance. In addition, the Personnel Committee considers the particular executive’s performance, responsibilities, qualifications and experience in the banking industry.

     Annual Cash Incentive Compensation. Sterling maintains an Annual Cash Incentive Compensation Program. The annual component of this plan is intended to encourage and reward the achievement of (1) growth in Sterling’s reported earnings and (2) targeted returns on equity. These criteria are deemed by the Personnel Committee to be critical in increasing Shareholder value. The plan also is designed to assist in the attraction and retention of qualified employees, to further link the financial interests and objectives of employees with those of Sterling and to foster accountability and teamwork throughout Sterling.

     Deferred Compensation Plan. Since 1984, Sterling has maintained a non-qualified Deferred Compensation Plan. The Deferred Compensation Plan component of the overall compensation plan is intended to link compensation to the long-term performance of Sterling and to provide a strong incentive for increasing Shareholder value. As of December 31, 2001, there were nine participants in the Deferred Compensation Plan. The Personnel Committee may, as it has done in the past, choose additional participants from a group of management employees. Contributions to the Deferred Compensation Plan for each given year are determined by the Board following recommendations by the Personnel Committee. All amounts in a participant’s account become 100% vested upon a change of control; when the participant attains normal retirement age; when the employment of the participant terminates due to death or disability; or upon termination of the Plan. Prior to such an event, amounts in a participant’s account vest at the rate of 10% per year of service, provided that such vesting shall reach 100% when the participant reaches the age of 60. Payment of an account may be in a lump sum or in installments as determined by the Personnel Committee, and installments may be accelerated by the Committee. Payment must be commenced within one year of the termination of the participant’s employment with Sterling.

     Supplemental Executive Retirement Plan. In January 2002, Sterling adopted a Supplemental Executive Retirement Plan (the “SERP”). The SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for certain key employees of Sterling. Depending on their classification under the Plan, participants will receive from 40%-60% of their base salary amount at January 1, 2002 for 10 to 15 years beginning at normal retirement age. Retirement benefits vest at the rate of 10% per year of service. Except for participants who have completed 25 years of service, benefits are reduced for early retirement. Retirement benefits become 100% vested if, within two years of a change of control of Sterling Savings Bank, either the Plan or the participant’s employment are terminated.

     Long-Term Incentive Plans. The Personnel Committee believes that plans, such as the 2001 Long-Term Incentive Plan, provide a competitive incentive opportunity that links the achievement of financial goals and greater Shareholder value with individual performance. The purpose of these plans is to encourage the ownership of common stock, attract and retain qualified employees, develop and maintain strong management and employee loyalty and to give suitable recognition to individuals’ material contributions to Sterling’s success.

Compensation of CEO

     During 2001, the compensation of the CEO was based on the general principles of the executive compensation program and on the CEO’s Employment Agreement. In determining the salary and other forms of compensation for the Chairman of the Board and CEO, Mr. Gilkey, the Personnel Committee took into consideration Mr. Gilkey’s substantial experience and standing in the industry in general and with Sterling in particular. The Personnel Committee also considered the increased responsibilities for Mr. Gilkey as a result of Sterling’s diversification and growth in recent years. The Personnel Committee believes that Mr. Gilkey’s compensation as CEO appropriately reflects Sterling’s performance during 2001 and his contributions to that performance.

Personnel Committee Interlocks and Insider Participation

     During 2001 there were no “interlocking” or cross-board memberships that are required to be disclosed under the rules of the Securities and Exchange Commission.

     For a general description of transactions and relationships Directors and Executive Officers and their associates may have had with Sterling and its affiliates during the year, see “Interest of Directors and Executive Officers in Certain Transactions.”

Respectfully submitted on behalf of the Personnel Committee.

Robert D. Larrabee, Chairman
James P. Fugate
Robert Meyers

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information concerning compensation received from Sterling by each of the Named Executive Officers for services in all capacities to Sterling and its subsidiaries for the last three years.

					Long-Term
		Annual Compensation			Compensation
Name and					Securities
Principal	Fiscal			Other Annual	Underlying	All Other
Position	Year	Salary ($)	Bonus ($)	Comp. ($)(1)	Options (#)	Comp. ($)(2)

Harold B. Gilkey,	2001	312,000	75,000	53,354	25,000	47,773
Chairman & CEO of	2000	300,000	36,000	54,395	25,000	65,904
Sterling	1999	280,000	48,000	33,762	25,000	258,594

William W. Zuppe,	2001	236,000	60,000	48,620	25,000	146,591
President & COO of	2000	224,000	30,000	51,252	25,000	113,040
Sterling	1999	210,000	40,000	25,887	25,000	101,268

David P. Bobbitt, Exec.	2001	144,000	25,000	6,600	15,000	22,858
Vice President	2000	138,000	20,000	6,648	10,000	16,525
of Sterling Savings	1999	132,000	25,000	6,700	10,000	10,850

Heidi B. Stanley,	2001	144,000	25,000	12,772	15,000	22,575
Exec. Vice President	2000	129,000	30,000	8,320	10,000	21,075
of Sterling Savings	1999	120,000	25,000	14,539	10,000	20,400

John M. Harlow, Vice	2001	192,000	25,000	11,820	10,000	62,613
President of Sterling	2000	186,000	30,000	9,584	7,500	62,220
Savings; President of	1999	175,000	40,000	11,958	7,500	27,267
INTERVEST

(1)	Compensation amounts are not required to be provided where the aggregate amounts of perquisites and other personal benefits do not exceed the lesser of either $50,000 or 10% of the total of such officer’s annual salary and bonus. Amounts shown for 2001 include Director’s fees of $35,750 each for Messrs. Gilkey and Zuppe, and $1,500 for Mr. Harlow; auto allowances of $8,400 each for Messrs. Gilkey and Zuppe, and $6,600 each for Mr. Bobbitt, Ms. Stanley and Mr. Harlow; and club dues of $9,204, $4,470, $6,172 and $3,720 for Mr. Gilkey, Mr. Zuppe, Ms. Stanley and Mr. Harlow, respectively.

(2)	Includes 2001 vesting of amounts in the Deferred Compensation Plan, matching contributions under Sterling Savings’ Employee Savings Plan and the value (as projected on an actuarial basis pursuant to I.R.C. Rev. Rule 55-747 (“PS 58”)) of the premium for life insurance coverage provided for Messrs. Gilkey and Zuppe. Aggregate contributions to the Deferred Compensation Plan for 2001, 2000 and 1999 for the named officers were $325,000, $175,000 and $128,000, respectively.

Option Grants in 2001

     The following table sets forth information with respect to stock options granted to the Chief Executive Officer of Sterling and the next four most highly compensated Executive Officers during 2001.

		Individual Grants			Potential Realizable
					Value at Assumed
	Number				Annual Rates of Stock
	of Securities	% of Total	Exercise		Price Appreciation
	Underlying	Options	or Base		for Option Term
	Options	Granted in	Price	Expiration
Name	Granted	Fiscal Year	($/Sh)(1)	Date	5% ($)	10% ($)

Harold B. Gilkey	25,000	13.77	13.88	12/19/11	218,226	553,029
William W. Zuppe	25,000	13.77	13.88	12/19/11	218,226	553,029
David P. Bobbitt	15,000	8.26	13.88	02/28/07	114,787	282,725
Heidi B. Stanley	15,000	8.26	13.88	02/28/07	114,787	282,725
John M. Harlow	5,800	3.19	13.88	02/28/07	44,384	109,320
	4,200	2.31	13.88	02/28/07	36,662	92,909

(1)	The Exercise or Base Price is the fair market value of the Common Stock on the date of grant as listed on the Nasdaq National Market, as adjusted for stock dividends declared and/or paid.

Aggregated Option Exercises in 2001 and Year-End Option Values

     The following table sets forth information on the exercise of stock options during 2001 by each of the Named Executive Officers and the value of unexercised in-the-money options at December 31, 2001.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at Year-End		Options at Year-End ($)(1)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Harold B. Gilkey	0	0	139,000	25,000	544,040	10,250
William W. Zuppe	3,250	34,027	134,000	25,000	526,620	10,250
David P. Bobbitt	0	0	30,900	35,600	64,207	107,468
Heidi B. Stanley	5,000	26,400	35,800	36,700	89,992	106,913
John M. Harlow	5,000	19,850	37,900	27,600	101,275	80,615

(1)	Values are adjusted for stock dividends declared and/or paid.

Employment and Change in Control Agreements

     Sterling has entered into employment agreements (the “Agreements”) with Messrs. Gilkey and Zuppe, which provide for annual fixed minimum salaries. The Agreements provide for incentive bonuses, non-qualified deferred compensation, long-term incentive compensation including stock options, certain perquisites, split-dollar life insurance policies and rights to participate in other benefit programs offered or maintained by Sterling. The Agreements with Messrs. Gilkey and Zuppe expire on June 30, 2004 and August 31, 2006, respectively.

     The Agreements provide for the payment of certain severance benefits to Messrs. Gilkey and Zuppe upon termination of their employment by Sterling without cause or following a constructive discharge, a notice of non-renewal or their permanent disability. Pursuant to these provisions, Mr. Gilkey and Mr. Zuppe would be entitled to receive their base salary in effect at the time of termination until the later to occur of the expiration of their Agreements or the end of a three-year period. In the event Messrs. Gilkey or Zuppe were discharged within eighteen months following a change in control of Sterling, they would be entitled to their base salaries and incentive bonuses, at the highest annual rates during their employment, for a three-year period. In addition, earned but unpaid base salary and incentive bonus amounts and amounts held for Messrs. Gilkey and Zuppe in the Deferred Compensation Plan as of the date of termination would be payable in full. Group hospitalization, health, dental care, life or other insurance, including travel, accident and disability insurance and the perquisites set forth in the Agreements would continue. Stock options granted pursuant to the Agreements would become fully exercisable during the severance period.

     Sterling is the plaintiff in a lawsuit which is pending in the United States Court of Federal Claims (the “Lawsuit”). The Lawsuit is an action for damages arising out of the government’s breach of its contracts with Sterling in connection with Sterling’s past acquisitions of certain troubled thrift associations. In the event that a settlement or judgment amount is received by Sterling as a result of the Lawsuit, Messrs. Gilkey and Zuppe are entitled by the terms of the Agreements to receive three percent and two percent, respectively, of the gross amount received in recognition of their substantial contribution in bringing about the settlement or judgment. This provision is intended to survive the termination of the Agreements.

     Sterling has entered into separate employment agreements (the “Executive Agreements”) with each of the Named Executive Officers. The term of each Executive Agreement continues until either the Board of Directors in its sole discretion or the Named Executive Officer in his or her sole discretion terminates the respective agreement in accordance with its terms.

     Under the Executive Agreements, the annual salary of the Named Executive Officer is determined by the Chairman and the President of Sterling. Upon termination for any reason or resignation for Good Cause upon or within three years after a Change in Control (as Change in Control and Good Cause are defined in the Executive Agreements), certain Named Executive Officers will be paid three times (and certain Named Executive Officers will be paid two times) annual compensation including the greater of salary and target bonus for the calendar year in which the termination occurs (if established before the termination) or salary and actual bonus for the prior calendar year (annualized if the Named Executive Officer was not employed by Sterling for the entire calendar year), but excluding the value of grants of stock options or restricted stock. In addition, all of the Named Executive Officer’s outstanding, unvested options will immediately vest and become exercisable and, subject to prior approval of the Board, restrictions on all or certain grants of the Named Executive Officer’s restricted stock will immediately lapse.

     Under the terms of the Agreements and the Executive Agreements, if a change-of-control payment constitutes a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the executive would receive payment of an additional amount (the “Gross-Up Payment”) within a specified period of time. The Gross-Up Payment would be equal to the amount necessary to cause the net amount retained by the executive, after subtracting the parachute excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and any federal, state and local income taxes, FICA tax and excise tax on the Gross-Up Payment, to be equal to the net amount the executive would have retained had no Excise Tax been imposed and no Gross-Up Payments been paid.

SHAREHOLDER RETURN COMPARISON

     The following chart sets forth a five-year comparison of total Shareholder return on the Common Stock of Sterling to the Nasdaq National Stock Index (US Companies) and a peer group index comprised of all publicly-traded savings and loans associations with a market capitalization of $250 million or less. The chart assumes an investment of $100 on January 1, 1997 and the reinvestment of all dividends. The stock price performance shown on the following chart is provided as of year-end and may not be indicative of current stock price levels or future stock price performance.

	1996	1997	1998	1999	2000	2001

STERLING FINANCIAL CORP	100.00	153.98	120.35	81.42	94.43	124.67
PEER GROUP INDEX	100.00	156.33	127.34	111.05	118.79	161.36
NASDAQ MARKET INDEX	100.00	122.32	172.52	304.29	191.25	152.46

PROPOSAL 2: RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

     The Board of Directors has appointed BDO Seidman, LLP (“BDO”) to serve as independent auditors for Sterling and its subsidiaries for the year ending December 31, 2002, and any interim periods, subject to ratification by the Shareholders at the Annual Meeting. BDO has advised Sterling that it will have in attendance at the Annual Meeting one or more representatives who will be available to respond to appropriate questions presented at the Annual Meeting. Such representatives will be given an opportunity to make a statement at the Annual Meeting if they desire to do so. If the appointment of BDO is not ratified by the required number of votes, the Board will reconsider its selection of independent auditors for 2002.

The Board of Directors unanimously recommends that Shareholders vote “FOR”
the Proposal to ratify the appointment of BDO as the
independent auditors for Sterling for 2002.

INTEREST OF DIRECTORS, OFFICERS AND OTHERS
IN CERTAIN TRANSACTIONS

     Certain of the Directors and Executive Officers of Sterling and its subsidiaries were customers of and had transactions with Sterling Savings during 2001. In addition, certain Directors and Executive Officers are officers, directors or shareholders of corporations or members of partnerships that were customers of or had transactions with Sterling Savings during 2001. All such transactions were in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The law firm of Witherspoon, Kelley, Davenport & Toole, P.S., of which Ned M. Barnes is a principal, received approximately $2.2 million during 2001 for legal services rendered to Sterling and its subsidiaries, exclusive of amounts paid by customers.

AUDIT COMMITTEE REPORT

     The Board of Directors of Sterling Financial Corporation adopted, in May 2000, the Sterling Financial Corporation and Sterling Savings Bank Audit Committee Charter, which establishes the authority and responsibility of the respective Audit Committees. The Charter is reviewed annually by the Board of Directors and is included once every three years as an appendix to this report.

     Recognizing that the basis of an effective audit committee is independence from management and objectivity, the Board has assessed the independence of each committee member as defined by the National Association of Securities Dealers (“NASD”) listing standards. Each audit committee currently consists of four independent directors.

     In September 2001, Sterling dismissed PricewaterhouseCoopers LLP as its principal accountant. This was prompted when Sterling received notice of the firm’s plan to close its Spokane, Washington office. Sterling engaged BDO as its new principal accountants effective September 4, 2001.

     The reports of the former accountants on the financial statements for the years ended December 31, 2000 and 1999 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to dismiss the former accountants and engage BDO as Sterling’s principal independent accountants was approved by the Audit Committees of Sterling’s Board of Directors. During the years ended December 31, 2000 and 1999 and through September 4, 2001, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused them to make reference thereto in their reports on the financial statements for such years. During the years ended December 31, 2000 and 1999 and through September 4, 2001, there were no “reportable events” as defined by Item 304 of SEC Regulation S-K. Neither Sterling nor anyone on its behalf had consulted with BDO prior to its engagement of BDO. The former accountants furnished Sterling with a letter addressed to the SEC stating that it agreed with the above statements.

     Management is responsible for Sterling’s internal controls and the financial process. BDO is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committees are responsible for monitoring and overseeing these processes. In October 2001, in conjunction with the review of the audit plan proposed by BDO, the Audit Committees were provided the letter from the independent auditors required by Independence Standards Board, Standard No. 1, Independence Discussion with Audit Committees. The Committees reviewed and discussed the independence of BDO in relation to Sterling. No relationships existed which would have required further disclosure.

     In February 2002, the Audit Committees reviewed the 2001 audited financial statements with management and the external auditors. The Audit Committees reviewed and discussed, with the external auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees and No. 90, Audit Committee Communications. Management represented to the Audit Committees that the Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles. Based on these reviews and discussions, the Audit Committees recommended to the respective Boards of Directors that the audited financial statements be included in Sterling’s 2001 Annual Report on Form 10-K for filing with the SEC.

     The SEC rules regarding auditor independence requires the following disclosure of fees for audit and non-audit services provided by the principal accountants. Fees are as follows:

     Audit Fees: The aggregate fees for performing the December 31, 2001 audit, including the review of Sterling’s Form 10-Q for the third quarter of 2001, were $174,000.

     Financial Information Systems Design and Implementation Fees: No such services were provided by BDO during 2001.

     All Other Fees: Fees billed for all other non-audit services rendered by BDO during 2001 were $52,500.

     The Audit Committees considered whether the non-audit services provided by BDO would jeopardize the auditors’ independence in its decision to accept the non-audit services. All personnel performing professional audit services for the year ended December 31, 2001 were employees of BDO.

Respectfully submitted by the Sterling Financial Corporation and the Sterling Savings Bank Audit Committee members:

Rodney W. Barnett, Chairman
Robert E. Meyers
David O. Wallace
Thomas H. Boone

INDEPENDENT AUDITORS

     Sterling’s independent public accountant, BDO, has advised Sterling that it will have a representative at the Annual Meeting. The representative will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions. As described under “Proposal 2: Ratification of Appointment of Independent Auditors,” the Audit Committee has recommended and the Board of Directors has approved, subject to ratification at the Annual Meeting, appointment of BDO as the independent public accountants for the year ending December 31, 2002 and any interim periods.

SHAREHOLDER PROPOSALS

     It is presently anticipated that the next Annual Meeting of Shareholders of Sterling will be held on Tuesday, April 22, 2003. In order for any Shareholder proposal to be considered for inclusion in the proxy materials of Sterling for the 2003 Annual Meeting of Shareholders, such proposal must be submitted, in accordance with the rules and regulations of the SEC, in writing to the Secretary of Sterling at Sterling’s corporate offices by November 20, 2002.

SECTION 16 OF THE SECURITIES EXCHANGE ACT

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder, Sterling’s Directors, Executive Officers and beneficial owners of more than 10% of any registered class of Sterling equity securities are required to file reports of their ownership of Sterling’s securities and any changes in that ownership with the SEC. Based solely upon written representations from such reporting persons, Sterling believes that during 2001 such filing requirements were complied with.

OTHER MATTERS

     Sterling knows of no other business that will be presented for consideration at the Annual Meeting other than those items set forth herein. The enclosed Proxy, however, confers discretionary authority to the Proxy agents to vote with respect to matters which may be presented at the Annual Meeting, including the election of any person as a Director in the event a nominee of the Board of Directors of Sterling is unable to serve. If any such matters come before the Annual Meeting, the Proxy agents will vote according to their own judgment.

ANNUAL REPORT

     A copy of Sterling’s 2001 Financial Highlights and the 2001 Annual Report on Form 10-K, including financial statements and schedules, were mailed to Shareholders with this Proxy Statement. Additional copies of the Annual Report on Form 10-K and the 2001 Financial Highlights may be obtained without charge by writing to Shareholder Relations, Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201. This Proxy Statement and the Company’s 2001 Annual Report on Form 10-K are also available from the Securities and Exchange Commission over the Internet at its website, http://www.sec.gov.

By Order of the Board of Directors,
NED M. BARNES Secretary

March 26, 2002

PROXY FOR THE APRIL 23,2002 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF STERLING,
for use at the Annual Meeting of Shareholders to be held in the Conference Theater of the Agricultural
Trade Center (located in the Spokane Convention Center),334 West Spokane Falls Boulevard,
Spokane,Washington,on Tuesday,April 23,2002,at 10:00 a.m.

     The undersigned hereby appoints Harold B. Gilkey and William W. Zuppe and each of them, with full power of substitution, as proxies of the undersigned, to vote at the above-stated Annual Meeting and at all adjournments thereof, all shares of Sterling Financial Corporation held of record by the undersigned on the record date for the Annual Meeting upon the following matters and upon any other matters which may properly come before the Annual Meeting or any adjournment thereof in their discretion.

(CONTINUED,AND TO BE MARKED,DATED AND SIGNED,ON THE OTHER SIDE)

See Reverse Side

* FOLD AND DETACH HERE *

Bowne of Seattle • Phone (206) 223-0725 • FAX (206) 623-3613 BPX/ V79813 • Control 2 • Proof 2 • 3-12-02 • 07:00	Mellon Full

Please mark your votes as indicated in this example	[ X ]

WITHHOLD
	FOR	FOR ALL
(1)	TO ELECT THREE DIRECTORS FOR A TERM EXPIRING AT
THE ANNUAL MEETING IN 2005. IF ANY NOMINEE
NAMED HEREIN BECOMES UNABLE OR UNWILLING TO
SERVE, THIS PROXY WILL BE VOTED “FOR” THE
ELECTION OF A PERSON DESIGNATED BY THE BOARD
OF DIRECTORS.	[ ]	[ ]

Instruction: To withhold authority to vote for any individual nominee, strike a line through such nominee’s name. 01 Harold B. Gilkey (2005) 02 Thomas H. Boone (2005) 03 Robert E. Meyers (2005)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 and 2. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1 AND 2 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

		FOR	AGAINST	ABSTAIN
(2)	TO RATIFY THE APPOINTMENT OF BDO SEIDMAN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2002 AND ANY INTERIM PERIODS.	[ ]	[ ]	[ ]

I plan to attend the meeting.	[ ]

PLEASE SIGN, DATE AND RETURN PROMPTLY.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders.

Signature(s)  ________________________________________________________________________ Dated ________________ , 2002

Please sign as name(s) appear on this proxy and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

* FOLD AND DETACH HERE *

Bowne of Seattle • Phone (206) 223-0725 • FAX (206) 623-3613 BPX/ V79813 • Control 4 • Proof 4 • 3-13-02 • 07:00	Mellon Full